EXHIBIT 17-1

ATLAS TECHNOLOGY GROUP, INC.

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated:  November 10, 2010

ATLAS TECHNOLOGY GROUP INC.

By:	/s/ James Albion
James Albion

Date: November 10, 2010

ATLAS TECHNOLOGY GROUP INC.

By:	/s/ Jose Lithario
Jose Lithario

Date: November 10, 2010